    As filed with the Securities and Exchange Commission on January 27, 1997
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             --------------------

                                   MESA INC.
                               MESA OPERATING CO.
             (Exact name of registrant as specified in its charter)

                  TEXAS                                                     75-2394500
                DELAWARE                                                    75-2516853
     (State or other jurisdiction of                                     (I.R.S. Employer
     incorporation or organization)                                    Identification No.)

        1400 WILLIAMS SQUARE WEST                                       STEPHEN K. GARDNER
      5205 NORTH O'CONNOR BOULEVARD                                 1400 WILLIAMS SQUARE WEST
           IRVING, TEXAS 75039                                    5205 NORTH O'CONNOR BOULEVARD
             (972) 444-9001                                            IRVING, TEXAS 75039
    (Address, including zip code, and                                     (972) 444-9001
telephone number, including area code, of                      (Name, address, including zip code,
registrant's principal executive offices)                      and telephone number, including area
                                                                   code, of agent for service)

                                   Copy to:
                               ----------------
                               CARLOS A. FIERRO
                            BAKER & BOTTS, L.L.P.
                               2001 ROSS AVENUE
                             DALLAS, TEXAS 75201
                                (214) 953-6818

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                REGISTRATION FEE

======================================================================================================================
    TITLE OF EACH CLASS OF       AMOUNT TO BE  Proposed Maximum Offering  PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED       Price Per Unit (1)         OFFERING PRICE (2)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Debt Securities (3) . . . . .
----------------------------------------------------------------------------------------------------------------------
Guarantee (4) . . . . . . . .
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share(5)  . . . . . . .
----------------------------------------------------------------------------------------------------------------------
         Total  . . . . . . .    $500,000,000             100%                   $500,000,000             $151,516
======================================================================================================================

(1) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) Subject to Footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by Mesa Operating Co. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $500,000,000.

(4) MESA Inc., the parent of Mesa Operating Co., is registering a guarantee of the payment of the principal of, premium, if any, and interest on the Debt Securities being registered hereby. Pursuant to Rule 457(n), no separate registration fee is required with respect to such guarantees.

(5) Subject to Footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by MESA Inc.

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION DATED JANUARY 27, 1997

PROSPECTUS

                                  $500,000,000

                                      MESA
                                DEBT SECURITIES
                                  COMMON STOCK

         Mesa Operating Co. ("MOC") may offer from time to time unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (collectively, the "Debt Securities"). The Debt Securities will be guaranteed on an unsecured basis by MESA Inc. (the "Company" and together with MOC, the "Issuers"), of which MOC is a wholly owned subsidiary. The Company may also offer and sell from time to time shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company. The aggregate initial offering price of the Debt Securities and the Common Stock to be offered hereby (the "Securities") will not exceed $500,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement.

         The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, or payment of additional amounts or any sinking fund provisions, any initial public offering price, the net proceeds to MOC and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement. As used herein, the Debt Securities shall include securities denominated in United States dollars, or, at the option of MOC if so specified in an applicable Prospectus Supplement, in any other currency or currency unit, or in amounts determined by reference to an index.

         The Securities may be sold directly by the Issuers to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Issuers or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Issuers from such sale also will be set forth in a Prospectus Supplement.

         The Common Stock is listed on the New York Stock Exchange under the Symbol MXP. Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                   ----------------------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                   ----------------------------------------

             THE DATE OF THIS PROSPECTUS IS                  1997.

NO DEALERS, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549; and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and through the Commission's Internet site at www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock and its Series A Preferred Stock are listed on the New York Stock Exchange and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Issuers with the Commission under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Issuers and the securities offered hereby. Statements contained herein concerning the provisions of any contract, agreement or any other document or exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated by reference in this Prospectus, and subject in each case to information contained in this Prospectus, are the following documents filed by the Company with the Commission pursuant to the Exchange Act: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (3) the Company's Current Reports on Form 8-K filed March 1, 1996, April 29, 1996, June 26, 1996 and September 30, 1996; (4) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-10874), dated September 27, 1991; and (5) the description of the Company's Series A Preferred Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-10874), filed May 20, 1996.

         Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such request should be directed to Investor Relations, MESA Inc., 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 (telephone
(972) 444-9001).

                                  THE ISSUERS

         The Company is a holding company and conducts its operations through its wholly-owned subsidiary, MOC. The Issuers maintain their principal executive offices at 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039, where their telephone number is (972) 444-9001. Unless the context otherwise requires, the term "Mesa" means the Company and its subsidiaries taken as a whole and includes the Company's predecessors.

         Mesa is one of the largest independent oil and gas companies in the United States and considers itself one of the most efficient operators of domestic natural gas properties.

                                  RISK FACTORS

         Prospective Investors should consider carefully the following factors together with the information and financial data set forth elsewhere in this Prospectus and any accompanying Prospectus Supplement prior to making an investment decision.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes and any Prospectus Supplement may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus or in any Prospectus Supplement, including without limitation those regarding Mesa's financial position and liquidity, the amount of and its ability to make debt service payments and payments of dividends, its strategic plans, cost reduction efforts and other matters, are forward-looking statements. Although Mesa believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from Mesa's expectations are disclosed in this Prospectus and may be disclosed in any Prospectus Supplement, including without limitation in conjunction with the forward-looking statements included in this Prospectus or in any Prospectus Supplement. All subsequent written and oral forward-looking statements attributable to Mesa or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

SUBSTANTIAL INDEBTEDNESS

         Mesa had long term indebtedness (including current maturities) of approximately $839.7 million and stockholders' equity of approximately $249.2 million at September 30, 1996. Mesa's level of indebtedness will have several important effects on its future operations, including that (i) a portion of Mesa's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in Mesa's bank credit facility (the "Credit Facility") and in the indentures governing Mesa's 10 5/8% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") and Mesa's 11 5/8% Senior Subordinated Discount Notes due 2006 (the "Discount Notes" and, together with the Senior Subordinated Notes, the "Notes") require Mesa to meet certain financial tests and other restrictions, will limit its ability to borrow additional funds, to grant liens and to dispose of assets and will affect Mesa's flexibility in planning for and reacting to changes in its business, including possible acquisition activities, and (iii) Mesa's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. At December 31, 1996, Mesa had outstanding $325 million in Senior Subordinated Notes, $159 million in Discount Notes and $319 million under the Credit Facility (with $195 million of additional borrowing capacity, net of letter of credit obligations).

         Mesa's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon Mesa's future performance, which will be subject to oil and gas prices, Mesa's level of production and to general economic conditions and financial, business and other factors affecting the operations of Mesa, many of which are beyond its control. There can be no assurance that Mesa's future performance will not be adversely affected by such changes in oil and gas prices and/or production nor by such economic conditions and/or financial, business and other factors.

HISTORY OF LOSSES

         Mesa had a net loss of $67.3 million for the nine months ended September 30, 1996 and had net losses of $79.2 million, $89.2 million, $102.4 million, $83.4 million and $57.6 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively. Mesa was profitable in the first two fiscal quarters of 1996, with net income of $1.1 million and $4.5 million in the first and second quarters of 1996, respectively. In the third quarter of 1996, Mesa had a net loss of $72.9 million, which included an extraordinary loss totaling approximately $59.4 million related to the early extinguishment of long-term debt associated with the completion of a recapitalization of its balance sheet (the "Recapitalization"). During 1997, and assuming no change in its capitalization, Mesa's annual interest expense is expected to be approximately $85 million, with approximately $65 million payable in cash, which amounts are expected to vary in subsequent years based on outstanding borrowings and interest rates under the Credit Facility and the accretion of interest on the Discount Notes. The 8% dividend on the Company's Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock") will be paid in kind (with additional shares of Preferred Stock) rather than in cash until at least September 2000. Mesa may continue to incur net losses and, to the extent that natural gas prices are low, such losses may be substantial. See "--Volatility of Natural Gas and NGL Prices."

CONTROL BY SIGNIFICANT SHAREHOLDER

         DNR-MESA Holdings L.P., a Texas limited partnership ("DNR"), whose sole general partner is Rainwater Inc., a Texas corporation owned by Richard E. Rainwater, owned approximately 61.2 million shares of Series B Preferred Stock, which represented approximately 32.9% of Mesa's fully diluted common shares (excluding outstanding stock options) as of December 31, 1996. Additionally, DNR has special voting rights granted to it as holder of the Series B Preferred Stock which allows it to elect a majority of the directors on Mesa's board. Accordingly, DNR's board representatives have significant power and authority over the management and affairs of Mesa and, consequently, DNR has significant control over Mesa.

VOLATILITY OF NATURAL GAS AND NGL PRICES

         Revenues generated from Mesa's operations are highly dependent upon the sales prices of, and demand for, natural gas and natural gas liquids ("NGLs"). Historically, the markets for natural gas and NGLs have been volatile and are likely to continue to be volatile in the future. Prices for natural gas and NGLs are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond the control of Mesa. These factors include domestic and foreign political conditions, the overall level of supply of and demand for oil, natural gas and NGLs, the price of imports of oil and natural gas, weather conditions, the price and availability of alternative fuels and overall economic conditions. Mesa's future financial condition and results of operations will be dependent, in part, upon the prices received for Mesa's natural gas and NGL production, as well as the costs of acquiring, finding, developing and producing reserves.

         As of December 31, 1995, approximately 65% of Mesa's proved reserves, calculated on an energy-equivalent basis, were natural gas and substantially all of its other reserves were NGLs. Substantially all of Mesa's sales of natural gas and NGLs are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long term, fixed price contracts. Any significant decline in prices for natural gas and NGLs could have a material adverse effect on Mesa's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, Mesa may not be able to generate sufficient cash flows from operations to meet its obligations and make planned capital expenditures.

         The availability of a ready market for Mesa's natural gas and NGL production also depends on a number of factors, including the demand for and supply of natural gas and NGLs and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities.

USE AND RISKS OF HEDGING TRANSACTIONS AND SPECULATIVE INVESTMENTS

         In order to manage its exposure to price risks in the marketing of its oil and natural gas, Mesa has in the past and may in the future enter into oil and natural gas futures contracts on the New York Mercantile Exchange ("NYMEX"), fixed price delivery contracts and financial swaps as hedging devices. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by Mesa if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose Mesa to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points for Mesa's production and Henry Hub (in the case of NYMEX futures contracts) or delivery points required by fixed price delivery contracts to the extent they differ from those of Mesa's production or to the extent Mesa has not otherwise fixed such price differential, (iii) Mesa's customers or the counter parties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas or (iv) a sudden, unexpected event materially impacts oil or natural gas prices. Mesa also invests from time to time in oil and gas or other futures contracts which are not intended to be hedges of its oil and gas production. However, such speculative investments in energy futures contracts, which in prior periods have been profitable, are expected to be limited in the future.

RESERVES AND FUTURE NET CASH FLOWS

         Information relating to Mesa's proved oil and gas reserves is based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

         The present values of estimated future net cash flows should not be construed as the current market value of the estimated proved oil and gas reserves attributable to Mesa's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. Mesa's producing properties in the Hugoton field and the West Panhandle field are subject to production limitations imposed by state regulatory authorities, by contracts or both, and any future limitation on production would affect the expected decline in reserves. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Mesa's business or the oil and gas industry in general.

         Estimates of Mesa's oil and gas reserves include revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. In addition, the upward revisions at year end 1994 reflect a change by Mesa to the use of reserve estimates prepared by Mesa's internal reserve engineers instead of estimates prepared by an independent petroleum engineering firm. Any downward revisions in the future could adversely affect Mesa's financial condition, borrowing base under the Credit Facility, future prospects and the market value of its securities.

REPLACEMENT OF RESERVES

         Mesa's future performance depends in part upon its ability to acquire, find and develop additional oil and gas reserves that are economically recoverable. Without successful acquisition, development or exploration activities, Mesa's reserves will decline. No assurances can be given that Mesa will be able to acquire or find and develop additional reserves on an economic basis.

         Mesa's business is capital intensive and, to maintain its asset base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Mesa's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, Mesa's oil and gas reserves would decline.

         In recent years, the majority of Mesa's capital expenditures have been dedicated to developing and upgrading its existing long lived reserve base through infill drilling of its Hugoton reserves, additions to its compression and gathering system and pipeline interconnects, and the construction and expansion of gas processing plants. Relatively modest expenditures have been made to explore for, develop or acquire new reserve additions. In order to increase reserves and production, Mesa must continue its development and exploration drilling program or undertake other replacement activities. Mesa's strategy includes increasing its reserve base through acquisitions and exploitation of producing properties and continued exploitation of its existing properties. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. There can be no assurance that Mesa's acquisition activities and exploration and development projects will result in increases in reserves. Mesa's operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Furthermore, while Mesa's revenues may increase if prevailing gas and oil prices increase significantly, Mesa's finding costs for additional reserves could also increase. In addition, the costs of exploration and development may materially exceed initial estimates.

OPERATING HAZARDS; LIMITED INSURANCE COVERAGE

         Mesa's operations are subject to hazards and risks inherent in drilling for and production and transportation of natural gas and oil, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of Mesa and others. These risks could result in substantial losses to Mesa due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, Mesa's Gulf of Mexico offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

         As protection against operating hazards, Mesa maintains insurance coverage against some, but not all, potential losses. Mesa's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance and limited coverage for sudden environmental damages, but Mesa does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, Mesa does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, Mesa may be subject to liability or may lose substantial portions of its properties in the event of environmental damages. The occurrence of an event that is not fully covered by insurance could have an adverse impact on Mesa's financial condition and results of operations.

GOVERNMENTAL REGULATION

         General. Mesa's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. Mesa cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on its business or financial condition.

         Environmental. Mesa's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from Mesa's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of Mesa, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Mesa. Mesa could incur substantial costs to comply with environmental laws and regulations. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharge of hazardous materials, remediation and clean- up costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on Mesa could have a material adverse effect on Mesa's financial condition and results of operations.

         The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on Mesa.

COMPETITION

         Mesa operates in the highly competitive areas of natural gas and oil production, development and exploration with other companies. Mesa also competes with companies for the acquisition of desirable natural gas and oil properties, as well as for the equipment and labor required to develop and operate such properties. Factors affecting Mesa's ability to compete in the marketplace include the availability of funds and information relating to a property, the standards established by Mesa for the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of gas. Mesa's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which may have substantially larger financial resources, staffs and facilities than Mesa.


                                USE OF PROCEEDS

         Except as otherwise described in any Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include acquisitions, working capital, capital expenditures, repayment of indebtedness and repurchases and redemptions of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated fixed charges in excess of earnings for the Company for the indicated periods.


                                                                     Year Ended December 31,
                            Nine Months Ended      ----------------------------------------------------------
                            September 30, 1996        1995         1994        1993        1992        1991
                            ------------------     ----------   ---------   ----------   --------   ---------
 Fixed charges in excess
 of earnings(a)  . . . .           67,441            58,476       83,460     109,650      95,451      82,582

--------------
(a) For purposes of calculating fixed charges in excess of earnings, earnings consist of net income (loss) after depreciation, depletion and amortization, but before fixed charges, income taxes, minority interest and the loss of an investment accounted for under the equity method. Fixed charges consist of interest expense and capitalized interest. Earnings were not adequate to cover fixed charges in the indicated periods.


                         DESCRIPTION OF DEBT SECURITIES

       The following description sets forth certain provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities are to be issued
under a Senior Indenture dated as of           , 1997 (the "Senior Indenture")
among MOC, the Company and Bankers Trust Company, as trustee, to be entered into prior to the issuance of any Senior Debt Securities. The Subordinated Debt Securities are to be issued under a Subordinated Indenture dated as of , 1997 (the "Subordinated Indenture") among MOC, the Company and Bankers Trust Company, as trustee, to be entered into prior to the issuance of any Subordinated Debt Securities. Each of the Senior Indenture and the Subordinated Indenture is referenced herein as an "Indenture" and both of such indentures are referenced herein collectively as the "Indentures." A form of each of the Indentures is filed as an exhibit to the Registration Statement.

       The terms of the Debt Securities include those stated in the applicable Indentures and those made part of such Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debt Securities are subject to all such terms, and prospective purchasers are referred to the applicable Indentures and the Trust Indenture Act for a statement of those terms. The following summaries of certain provisions of each of the Indentures do not purport to be complete, and are subject to and are qualified in their entirety by reference to all of the provisions of the respective Indenture, including the definitions of certain terms used therein. Wherever particular defined terms of the Indentures are referenced, it is intended that such defined terms shall be incorporated herein by reference in their entirety. Unless otherwise noted, such references to particular defined terms refer to such defined terms in each of the Indentures. Capitalized terms used but not defined in this section captioned "Description of Debt Securities" shall have the respective meanings given to them in the Indentures. Further terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

RANKING OF THE DEBT SECURITIES

         The Senior Debt Securities will rank pari passu with all other debt of MOC that is unsecured and unsubordinated. The Subordinated Debt Securities will rank junior to all Senior Debt (as hereinafter defined) of MOC that may be outstanding from time to time. See "--Provisions Applicable to the Subordinated Indenture."

GUARANTEES

         MOC's payment obligations under the Debt Securities will be unconditionally guaranteed (the "Guarantees") by the Company. The Guarantees relating to any Subordinated Debt Securities will be subordinated to indebtedness of the Company to the same extent and in the same manner as the Subordinated Debt Securities are subordinated to Senior Debt. See "--Provisions Applicable to the Subordinated Debt Indenture."

         Each Indenture will provide that the Company may not consolidate with or merge into or sell, assign, transfer or lease all or substantially all of its assets to another corporation or other person other than MOC, unless (i) the person is a corporation organized under the laws of the United States of America or any state thereof, (ii) the person assumes by supplemental indenture all the obligations of the Company relating to such Indenture and the Debt Securities issued thereunder, (iii) immediately after the transaction, no Default or Event of Default exists.

GENERAL PROVISIONS APPLICABLE TO BOTH OF THE INDENTURES

         Debt Securities consisting of unsecured debentures, notes and other evidences of indebtedness may be issued from time to time in series under each of the Indentures. The Indentures do not limit the aggregate principal amount of Debt Securities or of any particular series of Debt Securities that may be issued thereunder nor do they, unless otherwise stated in the applicable Prospectus Supplement, restrict transactions between MOC and its Affiliates, the payment of dividends by MOC or the transfer of assets by MOC to the Company or any subsidiaries of the Company.

         Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered hereby: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (iv) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (v) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (vi) the place or places where the principal of and premium, if any, and interest, if any, on such Debt Securities will be payable;
(vii) the obligation of MOC, if any, to redeem or purchase Debt Securities pursuant to any mandatory or optional sinking fund or analogous provisions;
(viii) the date, if any, after which, and the price or prices at which, such Debt Securities are payable pursuant to any optional or mandatory redemption provisions; (ix) the denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (x) whether such Debt Securities are to be issued as discounted Debt Securities; (xi) any "Events of Default" with respect to such Debt Securities in addition to those described herein; (xii) whether such Debt Securities are to be issued, in whole or in part, in the form of one or more global securities ("Global Securities") and, if so, the identity of the depositary, if any, for such Global Securities; (xiii) the identity of any trustee, authenticating agent, paying agent or registrar with respect to such Debt Securities, if other than the Trustee under such Indenture; (xiv) the period or periods within which, the price or prices at which, and the terms and conditions upon which Debt Securities of such series may be converted into other Debt Securities of MOC; and (xv) any other specific terms of such Debt Securities.

         Pursuant to each Indenture, and unless otherwise indicated in the applicable Prospectus Supplement, principal of and premium, if any, and interest, if any, on the Debt Securities issued pursuant to such Indenture will be payable, and the transfer of such Debt Securities will be registrable, at the office or agency of the Trustee under such Indenture in New York City, except that, at the option of MOC, interest may be paid by mailing a check on or before the due date to the person entitled thereto as it appears on the Security Register for such Debt Securities. No service charge will be made to any Holder for any transfer or exchange of Debt Securities, except that MOC may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

         Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate that at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the applicable Prospectus Supplement.

         Unless otherwise stated in the applicable Prospectus Supplement, there are no covenants or provisions contained in the Indentures that may afford Holders of Debt Securities protection in the event of a change of control of the Company or MOC or a restructuring or other highly leveraged transactions involving the Company or MOC.

         Global Securities

         The Debt Securities of a series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with or on behalf of a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series.

         Book-Entry Securities

         Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by MOC, if such Debt Securities are offered and sold directly by MOC. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Security.
Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

         Payment of principal of and premium, if any, and interest, if any, on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of the Global Security representing such Debt Securities. None of MOC or the Trustee, the Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         MOC expects that the Depositary for Debt Securities of a particular series, upon receipt of any payment of principal of and premium, if any, and interest, if any, on a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. MOC also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with Debt Securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. However, MOC has no control over the practices of the Depositary or the participants and there can be no assurance that these practices will not be changed.

         A Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a Depositary for Debt Securities of a particular series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by MOC within 90 days, MOC will issue Debt Securities in definitive registered form in exchange for the Global Security or Debt Securities representing such Debt Securities. In addition, MOC may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive form in exchange for the Global Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

         Restrictions on Mergers, Consolidations and Transfers of Assets

         Each of the Indentures provides that MOC will not consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless (i) the person is a corporation organized under the laws of the United States of America or any state thereof, (ii) the person assumes by supplemental indenture all the obligations of MOC relating to such Indenture and the Debt Securities issued thereunder and (iii) immediately after the transaction no Default or Event of Default exists. Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for MOC under such Indenture and MOC may thereafter liquidate and dissolve. The successor corporation may then exercise every power and right of MOC under such Indenture, and MOC will be released from all of its liabilities and obligations in respect of such Debt Securities and such Indenture. Each Indenture also provides that in the event MOC leases all or substantially all of its assets, the lessee corporation will be the successor to MOC and may exercise every power and right of MOC such Issuer under such Indenture, but MOC will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Debt Securities issued under such Indenture.

         Amendments of the Indentures

         Amendments of each of the Indentures or the Debt Securities of any series issued thereunder may be made by MOC and the Trustee thereunder without the consent of the Holders of such Debt Securities (i) to cure any ambiguity, defect or inconsistency or to make such provisions with respect to matters or questions arising under such Indenture as may be necessary or desirable and not inconsistent with such Indenture or with any indenture supplemental thereto or any Board Resolution establishing any series of such Debt Securities, provided that such amendment does not adversely affect the rights of the Holders thereof, (ii) to comply with the merger or sale of assets provision in such Indenture, (iii) to add additional covenants to such Indenture, (iv) to establish the form or terms of Debt Securities of any additional series to be issued thereunder, (v) to provide for the acceptance of appointment of a successor Trustee under such Indenture or (vi) to provide for the exchange of Global Securities for Debt Securities issued in definitive form and to make a appropriate changes for such purpose.

         Each of the Indentures provides that amendments of such Indenture affecting the Debt Securities of any series issued under such Indenture or amendments of the Debt Securities of such series issued under such Indenture may be made by MOC and the Trustee under such Indenture with the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of such series; provided that, without the consent of each Holder affected, no such amendment shall be made that will (i) reduce the percentage in principal amount of the Debt Securities issued under such Indenture whose Holders must consent to an amendment, (ii) reduce the rate of or change the time for payment of interest on any Debt Security issued under such Indenture, (iii) reduce the principal of, change the Stated Maturity of, reduce the amount payable on redemption of or alter the requirements with respect to the mandatory redemption, if any, of any Debt Security issued under such Indenture, (iv) make any such Debt Security payable in money other than that stated in such Debt Security, (v) make any change in the provisions of such Indenture with respect to waiver of existing Defaults, rights of Holders to receive payment and to bring suit for the enforcement of such rights, or the requirement of obtaining the written consent of each affected Holder to certain amendments of such Indenture or any Debt Security issued thereunder or (vi) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the Holders.

         Events of Default

         Each of the Indentures will provide that each of the following constitutes an Event of Default with respect to any series of Debt Securities issued under such Indenture: (i) a default for 30 consecutive days in the payment when due of interest on any Debt Security of such series (in the case of Subordinated Debt Securities, whether or not prohibited by the subordination provisions of the Subordinated Indenture); (ii) a default in the payment when due of the principal of or premium, if any, on any Debt Security of any series (in the case of Subordinated Debt Securities, whether or not prohibited by the subordination provisions of the Subordinated Indenture); (iii) the failure by MOC to comply with its obligations under "Restrictions on Mergers, Consolidations and Transfers of Assets" above; (iv) the failure by MOC for 60 consecutive days after notice from the applicable Trustee or the Holders of at least 25% in aggregate principal amount of any Debt Security of such series then outstanding to comply with any of its other agreements in the applicable Indenture or applicable Debt Securities for the benefit of such Debt Securities of such series; (v) except as permitted by the Indentures, the Guarantee of the Debt Securities of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Company, or any person acting on behalf of the Company, shall deny or disaffirm its obligations under such guarantee; (vi) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by MOC thereunder, whether such indebtedness now exists or is created after the date of the Indentures, which default (a) is caused by a failure to pay such indebtedness within any applicable grace period after final maturity (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its final maturity and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $10,000,000 or more; provided, that if any such default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indentures and any consequential acceleration of the Debt Securities shall be automatically rescinded; (vii) final judgments or orders rendered against MOC that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; (viii) certain events of bankruptcy or insolvency with respect to MOC or the Company; and (ix) any other event established as an event of default in accordance with such Indenture with respect to Debt Securities of such series.

         If any Event of Default occurs and is continuing with respect to any series of Debt Securities, the applicable Trustee or the Holders of at least 25% in principal amount of any Debt Securities of such series then outstanding may declare the principal of and accrued but unpaid interest on all the Debt Securities of such series to be due and payable immediately. MOC may not pay the Debt Securities of such series until five business days after such holders receive such notice of acceleration and, in the case of Subordinated Debt Securities, thereafter, may pay the Debt Securities of such series only to the extent the subordination provisions of the Subordinated Indenture permit such payment. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to MOC, all outstanding Debt Securities will become due and payable without further action or notice. Holders any series of Debt Securities may not enforce the applicable Indenture of such Debt Securities except as provided in the applicable Indenture. Subject to certain limitations, Holders of a majority in principal amount outstanding of the Debt Securities of such series may direct the relevant Trustee in its exercise of any trust or power. Each Trustee may withhold from Holders of the Debt Securities of such series notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interest of the Holders of the Debt Securities of such series.

         After a declaration of acceleration under an Indenture, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, Holders of a majority in principal amount outstanding of the Debt Securities of such series, by written notice to MOC and the applicable Trustee, may rescind such declaration if (i) MOC has paid or deposited with the applicable Trustee a sum sufficient to pay (a) all sums paid or advanced by such Trustee under the applicable Indenture and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel and (b) all overdue interest on the Debt Securities of such series, if any,
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iii) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Debt Securities of such series that has become due solely by such declaration of acceleration, have been cured or waived.

         The Holders of a majority in aggregate principal amount outstanding of the Debt Securities of such series by notice to the relevant Trustee may on behalf of the Holders of all of the Debt Securities of such series waive any existing Default or Event of Default and its consequences under the relevant Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Debt Securities of such series.

         MOC is required to deliver to each Trustee annually a statement regarding compliance with the relevant Indenture, and MOC is required, within five business days after becoming aware of any Default or Event of Default, to deliver to the Trustees a statement specifying such Default or Event of Default.

         Defeasance of the Indentures and Securities

         Each of the Indentures provides that MOC may at any time satisfy its obligations with respect to payments of principal of and premium, if any, and interest, if any, on the Debt Securities of any series issued under such Indenture by irrevocably depositing in trust with the Trustee under such Indenture money or U.S. Government Obligations or a combination thereof sufficient to make such payments when due without reinvestment thereof. If such a deposit is sufficient to make all payments of (i) interest, if any, on the Debt Securities of such series prior to and on their redemption or maturity, as the case may be, and (ii) principal of and premium, if any, on the Debt Securities of such series when due upon redemption or at Stated Maturity, as the case may be, then all the obligations of MOC with respect to the Debt Securities of such series and such Indenture insofar as it relates to the Debt Securities of such series will be satisfied and discharged (except as otherwise provided in such Indenture). In the event of any such defeasance, Holders of the Debt Securities of such series would be able to look only to such trust fund for payment of principal of and premium, if any, and interest, if any, on the Debt Securities of such series until Stated Maturity or redemption.

         Each of the Indentures also provides that such a trust may only be established if, among other things, (i) MOC has obtained an opinion of legal counsel (which may be based on a ruling from, or published by, the Internal Revenue Service) to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (ii) at that time, with respect to any series of Debt Securities issued under such Indenture and then listed on The New York Stock Exchange, the rules of The New York Stock Exchange do not prohibit such deposit with such Trustee.

         Annual Reports by the Trustee

         To the extent required by the Trust Indenture Act, the Trustee under each Indenture shall, within 60 days after May 15 in each year, furnish to each Holder of Debt Securities issued under such Indenture an annual report that complies with Section 313 of the Trust Indenture Act. The Indentures do not require that MOC or the respective Trustee thereunder furnish any other reports, documents or information to the Holders of Debt Securities.

         Notices and Communications

         Notices or communications to Holders of Debt Securities will be given by first-class mail to the addresses of such Holders as they appear in the Debt Security Register.

         Holders of Debt Securities may communicate with other Holders of such Debt Securities with respect to their rights under such Debt Securities or the Indenture governing such Debt Securities pursuant to the provisions of Section 312(b) of the Trust Indenture Act, which require a trustee to provide securityholders access to information regarding the addresses of other securityholders in certain situations.

         Governing Law

         The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

         Information Concerning the Trustee

         The Trustee under each of the Indentures is Bankers Trust Company. Pursuant to the Trust Indenture Act, if a default occurs under either of the Indentures, Bankers Trust Company would be required to resign as Trustee under one of the Indentures within 90 days of such default unless such default is cured, duly waived or otherwise eliminated.

PROVISIONS APPLICABLE TO THE SUBORDINATED INDENTURE

         The payment of principal of, premium, if any, and interest on the Subordinated Debt Securities and any other payment obligations of MOC in respect of any Subordinated Debt Securities (including any obligation to repurchase the Subordinated Debt Securities) will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full in cash of all Senior Debt (as defined below), whether outstanding on the date of the Indentures or thereafter incurred.

         Upon any payment or distribution of property or securities to creditors of MOC of any Subordinated Debt Securities in a liquidation or dissolution of MOC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to MOC or its property, or in an assignment for the benefit of creditors or any marshaling of MOC's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the Holders of the Subordinated Debt Securities will be entitled to receive any payment with respect to the Subordinated Debt Securities and, until all obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of the Subordinated Debt Securities would be entitled shall be made to the holders of Senior Debt (except that Holders of the Subordinated Debt Securities may receive payments made from the trust described under "--Defeasance of the Indentures and Securities" if the deposit into such trust was permitted to be made under the terms of the applicable Indenture).

         MOC also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of such Subordinated Debt Securities (except from the trust described under "-- Defeasance of the Indentures and Securities") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt (as defined below) occurs or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustees receive a notice of such default (a "Payment Blockage Notice") from a representative of the holders of any Designated Senior Debt. Cash payments on any Subordinated Debt Securities shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earliest of (1) the date on which such nonpayment default is cured or waived, (2) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustees from a representative or the holders of the Designated Senior Debt that have given such Payment Blockage Notice and (3) 179 days after the date on which the applicable Payment Blockage Notice is received, unless any of the events described in clause (i) of this paragraph has then occurred and is continuing or a default of the type described in clause (ix) under the caption "Events of Default" has occurred.
No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustees shall be, or be made, the basis for a subsequent Payment Blockage Notice.

         The Subordinated Indenture will further require that MOC promptly notify Holders of Senior Debt if payment of such Subordinated Debt Securities is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency of MOC. Holders of such Subordinated Debt

Securities may recover less ratably than creditors of MOC who are holders of Senior Debt. The principal amount of Senior Debt of Mesa outstanding at September 30, 1996 would have been approximately $355 million.

         The terms "Senior Debt" and "Designated Senior Debt" are defined in the Subordinated Indenture to have the meaning given to such term in the Board Resolution or supplemental indenture pursuant to which Debt Securities may be issued in accordance with such Subordinated Indenture. The definition of such terms will be set forth in the Prospectus Supplement respecting any such Debt Securities.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         The authorized capital stock of the Company consists of 600 million shares of Common Stock, par value $.01 per share, and 500 million shares of Preferred Stock, par value $.01 per share, of which 140 million shares have been designated as Series A Preferred Stock, 140 million shares have been designated as Series B Preferred Stock and 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of December 31, 1996, 64,279,568 shares of Common Stock, 60,443,259 shares of Series A Preferred Stock and 61,200,427 shares of Series B Preferred Stock were issued and outstanding.

COMMON STOCK

         Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Company, and the Common Stock is not convertible into any other securities or subject to redemption by the Company.

         Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Common Stock, the holders of the Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors of the Company from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding Preferred Stock ranking prior to the Common Stock.

         American Stock Transfer & Trust Company serves as registrar and transfer agent for the Common Stock.

PREFERRED STOCK

         The Board of Directors, without further action by the shareholders, is authorized to issue up to 500 million shares of preferred stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation.

         The terms of the Series A Preferred Stock and Series B Preferred Stock are identical in all respects, except as described below under "Voting Rights" and "Transferability; Conversion of Series B to Series A Preferred Stock."

         Voting Rights. Subject to certain special voting rights of the holders of Series B Preferred Stock (described below), holders of Series A and Series B Preferred Stock will generally have the right to vote (on an as-converted basis) as a single class with the holders of Common Stock on all other matters coming before the Company's stockholders, except matters for which class voting is required under the Company's Articles of Incorporation, including the Statement of Resolution establishing the Preferred Stock, or the Texas Business Corporation Act (the "TBCA").

         With respect to any matter for which class voting is required by the TBCA, except as otherwise described herein or required by law, the holders of Series A and Series B Preferred Stock will vote together as a single class and not as separate classes or series apart from each other, including any vote to approve or adopt (i) any plan of merger, consolidation or share exchange for which the TBCA requires a stockholder vote; (ii) any disposition of assets for which the TBCA requires a stockholder vote; and (iii) any dissolution of the Company for which the TBCA requires a stockholder vote.

         The following matters will require the approval of the holders of at least a majority of the outstanding Series A and Series B Preferred Stock, voting together as a single class:

                 (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking senior to or in parity with the Series A or Series B Preferred Stock or any security convertible into or exchangeable for any such class or series (provided that, if the holders of Series A and Series B are affected differently, each series will vote as a separate class); or

                 (ii) any amendment of the Company's Articles of Incorporation to eliminate cumulative voting.

         Without the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock voting as a separate class, the Company may not adopt any amendment to the Articles of Incorporation or the Bylaws that would materially affect the terms of the Series A Preferred Stock. Without the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock voting as a separate class, the Company may not adopt any amendment to the Articles of Incorporation or the Bylaws that would materially affect the terms of the Series B Preferred Stock.

         For so long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of such shares will be required in order to permit, affect or validate the amendment, alteration or repeal of any provisions of the Articles of Incorporation (including the Statement of Resolution relating to the Series A and Series B Preferred Stock) or Bylaws of the Company that would limit the authority of the Board to amend or repeal any provision of The Company's Bylaws, or that would adversely affect any rights, preferences, privileges or voting power of the Series B Preferred Stock differently from the rights, preferences, privileges or voting power of the Series A Preferred Stock (to the extent such rights, preferences, privileges or voting power of such two series are the same prior to such amendment).

         For so long as the Minimum Ownership Condition is satisfied, the holders of the Series B Preferred Stock will be entitled, voting separately as a class, to elect a majority of the members of the Company's Board (excluding any Series A Directors, as defined below). The directors elected by the holders of Series B Preferred Stock (the "Series B Directors") may be removed with or without cause, and may only be removed by a vote or consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class. Vacancies among the Series B Directors will be filled by a majority vote of the remaining Series B Directors or by the holders of Series B Preferred Stock. Upon any termination of the right of the holders of Series B Preferred Stock to elect Series B Directors, (i) the Series B Directors then serving may continue to hold office for the remainder of their term, subject to the right of the majority of the other directors (other than any Series A Directors) to request their prior resignation, and (ii) upon the expiration of the term of office or earlier resignation of each Series B Director, the size of the Board will automatically be reduced accordingly unless a majority of the non-Series B Directors by resolution determine otherwise and elect additional directors to fill any resulting vacancies.

         If the Company is in arrears in the payment of dividends (whether payable in cash or in kind) on the shares of Series A and Series B Preferred Stock for a total of six quarters, then the size of the Board will automatically be increased by two additional directors and the holders of Series A Preferred Stock, voting as a separate class, will have the exclusive right to elect two directors (the "Series A Directors") immediately and at the next and every subsequent annual meeting of shareholders called for the election of directors. The right of the Series A Preferred holders to elect the Series A Directors will terminate when all dividends accumulated on the Series A Preferred Stock have been paid in full, subject to revesting at such time as the Company is again in arrears in the payment of dividends.

         During any period in which the holders of Series A Preferred Stock are entitled to elect Series A Directors, or the holders of Series B Preferred Stock are entitled to elect Series B Directors, the holders of Series A and Series B Preferred Stock will have certain special rights to call a special meeting of the Company in lieu of the Company's annual meeting or for the purpose of electing Series A or Series B Directors. At a meeting held for the purpose of electing a

Series A or Series B Director, at least one-third of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, present in person or by proxy, will be required to constitute a quorum.

         During any period in which the holders of Series B Preferred Stock are entitled to elect Series B Directors, (i) the holders of Series B Preferred Stock will not be entitled to vote in the election of any directors other than the Series B Directors, (ii) no Series B Director will have the right to vote in the election of any person to fill any vacancy on the Board, other than a vacancy of a Series B Director, and all such rights with respect to non-Series A and Series B Directors will be exercised for and on behalf of the Board by a majority of the non-Series A and Series B Directors, and (iii) only the non-Series A and Series B Directors will have the right to vote in any action by or on behalf of the Board with respect to nominating persons to serve as non-Series A and Series B Directors to be elected at any meeting of shareholders that is held after the 1996 annual meeting of shareholders. The persons to be nominated by or on behalf of the Board for election as non-Series A and B Directors at the 1996 annual meeting will be the persons most recently designated as such nominees by action of the Board prior to the date of the First Closing (or, if any of such nominees shall be unable or unwilling to serve, such other person or persons as shall be designated by the other such nominee or nominees), unless otherwise agreed after such date by the unanimous vote of all non-Series A and B Directors then in office. Nothing in clause
(ii) or (iii) above shall limit or restrict the right of holders of shares of Common Stock and Series A Preferred Stock to nominate and to elect, subject to and in accordance with applicable law, the other provisions of the Articles of Incorporation and the Bylaws, persons to serve as non-Series A and Series B Directors. The foregoing provision may not be amended without (x) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (y) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock.

         Dividends. Subject to the satisfaction of certain conditions described below, holders of Preferred Stock will be entitled to receive, as and when declared by the Company out of funds legally available therefor, cumulative dividends at the rate of 8.0% per annum of the stated value (the "Stated Value") of such shares (initial stated value of $2.26), compounded quarterly. Dividends will be payable quarterly in arrears on the last business day of each March, June, September and December, beginning September 30, 1996. Prior to the fourth anniversary of the issuance of the Preferred Stock, dividends will be payable in additional shares of Preferred Stock, based upon their Stated Value. On and after the fourth anniversary of the issue date, the Company may elect to pay dividends in cash rather than shares of Preferred Stock for any quarter in which any of the following conditions is satisfied as of the record date for such dividend:

                 Fixed Charge Coverage Ratio. The Company's average Fixed Charge Coverage Ratio at the end of the four preceding quarters is in excess of 2.5. "Fixed Charge Coverage Ratio" means the ratio of (i) the sum of (A) Consolidated EBITDA plus (B) one-third of gross operating rents paid before sublease income (as defined by Standard & Poors Corporation), if any ("Gross Rents") to (ii) the sum of (A) interest expense, both expensed and capitalized, of the Company and its consolidated subsidiaries, plus (B) one-third of Gross Rents plus
         (C) scheduled principal amortization of indebtedness (including borrowed money and capitalized leases) of the Company and its consolidated subsidiaries. "Consolidated EBITDA" means the consolidated net income or loss of the Company for the period, excluding gains and losses not arising from operations (including interest income, gains and losses from investments, gains and losses from dispositions of oil and gas properties, collections and settlements of claims and litigation, adjustments of contingency reserves and other extraordinary gains and losses), plus, to the extent the following have been deducted in determining such income or loss, interest expense, income taxes, depreciation, depletion and amortization expense and impairment expense.

                 Gas Price Realization. The Average Gas Equivalent Price realized by the Company on an Mcf equivalent basis (using a 6:1 conversion ratio) during the four preceding quarters as reported in the Company's financial statements is in excess of $2.95. "Average Gas Equivalent Price" means the average price received by the Company from sales of oil and gas production, to be calculated as follows:

                 (i) the aggregate revenues of the Company and its consolidated subsidiaries during such period from sales of natural gas, natural gas liquids and oil and condensate produced (other than that used for fuel, and shrinkage) and sold by the Company and its consolidated subsidiaries, as reported in the Company's consolidated financial statements, divided by

                 (ii) the sum of (A) the total volume, on an Mcf basis, of natural gas produced (other than that used for fuel, and shrinkage) and sold by the Company and its consolidated subsidiaries during such period plus (B) the product of 6 times the total number of barrels of natural gas liquids, oil and condensate produced (other than that used for fuel, and shrinkage) and sold by the Company and its consolidated subsidiaries during such period, as derived from the Company's consolidated financial statements.

                 Stock Price Threshold. The average closing price of the Common Stock during any 90 consecutive trading days preceding the tenth day prior to the record date for any dividend payment date after the fourth anniversary of the issue date is more than three times the conversion price then in effect.

         If the stock price threshold described above is met, the Company will thereafter have the option to pay dividends either in kind or in cash on any subsequent dividend payment date, regardless of any subsequent changes in the price of the Common Stock. However, the indentures governing the Notes and the Credit Facility may limit the Company's ability to pay cash dividends even if permitted by the terms of the Preferred Stock.

         To the extent dividends are not paid in cash or in kind on a scheduled dividend payment date, all accrued but unpaid dividends will be added to the Stated Value of each share of Preferred Stock outstanding and shall remain a part thereof until paid, and dividends will accrue and be paid thereafter on the basis of the Stated Value, as adjusted.

         Conversion. Shares of Series A and Series B Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder, at an initial conversion ratio of one share of Common Stock per share of Preferred Stock. The conversion ratio is subject to customary anti-dilution adjustment in the event the Company (a) subdivides the outstanding shares of Common Stock into a greater number of shares; (b) combines the outstanding shares of Common Stock into a smaller number of shares; (c) declares, orders, pays or makes any dividend or other distribution to holders of Common Stock payable in Common Stock; (d) declares, orders, pays or makes any dividend or other distribution to all holders of Common Stock, other than a dividend payable in shares of Common Stock (including dividends or distributions payable in cash, evidences of indebtedness, rights, options or warrants to subscribe for or purchase shares of Common Stock or other securities, or any other securities or other property, but excluding any rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon occurrence of a contingency beyond the control of the Company); or (e) issues or sells any shares of Common Stock or any rights, options, warrants to subscribe for or purchase shares of Common Stock or shares having the same rights, privileges and preferences as the Common Stock or securities convertible into Common Stock or equivalent common stock, at a price per share of Common Stock or equivalent common stock (or having a conversion price per share, in the case of a security convertible into shares of Common Stock or equivalent common stock) less than the market price of the Common Stock on the date of such issue or sale, other than (i) the conversion or redemption of shares of Series A or Series B Preferred Stock, (ii) the payment of any stock dividend on the Series A or Series B Preferred Stock, (iii) the issuance of options to officers, directors and employees of the Company and its subsidiaries to purchase shares of Common Stock, including any such options as are issued and outstanding as of the original issue of the Series B Preferred Stock, (iv) the issuance and sale of Common Stock upon exercise of any rights, options or warrants described in the foregoing clause (iii) or in clause (d) above or (v) the issuance and sale of Common Stock in an underwritten public offering at a price of not less than 95% of the closing price of the Common Stock on the date of pricing such offering.

         If, at any time after the original issue date, the Company is a party to any transaction (including a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock), as a result of which shares of Common Stock (or any other securities of the Company then issuable upon conversion of the Series A or Series B Preferred Stock) will be converted into the right to receive stock, securities or other property (including cash) or any combination thereof (a "Fundamental Change Transaction"), then the shares of Series A and Series B Preferred Stock remaining outstanding will thereafter no longer be convertible into Common Stock (or such other securities), but instead each share will be convertible into the kind and amount of stock and other securities and property receivable upon the consummation of such Fundamental Change Transaction by a holder of that number of shares of Common Stock (or such other securities) into which one share of Series A or Series B Preferred Stock was convertible immediately prior to such Fundamental Change Transaction (assuming such holder of Common Stock or other securities failed to exercise any right of election as to the kind of consideration to be received in such Fundamental Change Transaction). The Company is prohibited from being a party to any Fundamental Change

Transaction after which shares of Series A and Series B Preferred Stock will remain outstanding unless the terms of such Fundamental Change Transaction are consistent with the foregoing, and it may not consent or agree to the occurrence of any such Fundamental Change Transaction until it has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A and Series B Preferred Stock containing provisions enabling such holders to convert such shares into the consideration received by holders of Common Stock (or other securities of the Company then issuable upon conversion of Series A or Series B Preferred Stock), at the conversion ratio then in effect, after such Fundamental Change Transaction. In the event that, as a result of an adjustment pursuant to a Fundamental Change Transaction, the Series A and Series B Preferred Stock become convertible into any securities other than shares of Common Stock, the number of such other securities issuable upon conversion will be subject to adjustment to prevent dilution and adjustment in the event of a successive Fundamental Change Transaction in a manner and on terms as nearly equivalent as practicable to those described herein.

         Redemption. Subject to any restrictions imposed by the terms of the New Credit Facility or the indentures governing the Notes, the Company may, at its option, redeem all or part of the outstanding shares of Series A and Series B Preferred Stock (pro rata or by lot among the outstanding shares of both series) on any dividend payment date after the thirtieth day following the tenth anniversary of the original date of issue of the Series B Preferred Stock. All outstanding shares of Series A and Series B Preferred Stock are subject to mandatory redemption on June 30, 2008. The redemption price upon any optional or mandatory redemption will be equal to the Stated Value per share of the shares to be redeemed, plus an amount equal to the dollar amount of all accrued and unpaid dividends through the redemption date that have not been added to the Stated Value of such shares. The redemption price may be paid either in cash or in shares of Common Stock, at the option of the Company as announced 30 days prior to the redemption date, with the number of shares of Common Stock used to pay the redemption price to be determined based upon the average trading price during the 20 day period ending five days before the redemption date.

         Liquidation. Each share of Series A Preferred Stock and Series B Preferred Stock will rank prior to each share of Common Stock with respect to the distribution of assets upon a liquidation, dissolution or winding-up of the Company. The Series A Preferred Stock and Series B Preferred Stock will be pari passu as to liquidation rights. In the event of any such liquidation, dissolution or winding-up, each holder of a share of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive, before any distribution to the holder of Common Stock, a liquidation preference equal to the Stated Value of such shares, plus all accrued and unpaid dividends thereon.

         Ranking. The Series A Preferred Stock and the Series B Preferred Stock rank on a parity with each other as to payment of dividends and distributions and upon liquidation, dissolution or winding-up of the Company. In the event that the Company is a party to any merger, consolidation or share exchange in which the Series A Preferred Stock or Series B Preferred Stock is converted or exchanged into any other securities, property, cash or other consideration, the securities, property, cash or other consideration into which the Series A and Series B Preferred Stock may be converted or exchanged must be identical in kind and amount per share, and no shares of Series A or Series B Preferred Stock may be converted or exchanged into any securities, property, cash or other consideration unless all shares of Series A and Series B Preferred Stock may be converted or exchanged into the same kind and amount per share of securities, property, cash or other consideration. The Common Stock and the Series A Junior Participating Preferred Stock will rank junior to the Series A and Series B Preferred Stock with respect to the payments required or permitted to made to the holders of such securities pursuant to their respective governing instruments.

         Authorization by Non-Series A and Series B Directors. A majority of the Company's directors, other than Series A Directors and Series B Directors, is required to make the determinations required or permitted (i) as to whether to make payment of the redemption price of Series A and Series B Preferred Stock in cash or in kind, (ii) as to whether to exercise the Company's option to redeem outstanding shares of Series A or Series B Preferred Stock and (iii) as to whether to make payment of any dividends declared by the Board on the Series A and Series B Preferred Stock in cash or in kind on or after the fourth anniversary of the issue date (subject to the requirement that the Company have sufficient cash legally available to make any cash dividend payment).

         Certain Covenants of the Company. For so long as any shares of Series A or Series B Preferred Stock are outstanding, the Company must at all times reserve and keep available for issuance upon the conversion of such shares such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all outstanding shares of Series A and Series B Preferred Stock and all other securities and instruments convertible into shares of Common Stock. The Company must endeavor to make the shares of stock that may be issued upon redemption or conversion of Series A or Series B Preferred Stock eligible for trading on any national securities exchange or automated quotation system upon or through which the Common Stock is then traded. Prior to the delivery of any securities upon redemption or conversion of Series A or Series B Preferred Stock, the Company must endeavor to comply with all federal and state securities laws and regulations requiring the registration of such securities with, or the approval of or consent to the delivery of such securities by, any governmental authority. The Company must pay all taxes and other governmental charges (other than income or franchise taxes) that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion or redemption of shares of Series A or Series B Preferred Stock, but will not be required to pay any transfer taxes incurred as a result of the issuance of shares of Common Stock in a name other than that of the registered holder of the converted or redeemed shares of Preferred Stock.

         Transferability; Conversation of Series B to Series A Preferred Stock. The Series A Preferred Stock offered hereby, and the shares of Common Stock issuable upon conversion thereof, have been registered under the Securities Act and the Exchange Act. Accordingly, shares of Series A Preferred Stock and shares of Common Stock issuable upon conversion thereof will generally be freely transferrable by the holders thereof. The Series A Preferred Stock is listed for trading on the New York Stock Exchange under the symbol "MXPPrA."

         Upon any transfer of shares of Series B Preferred Stock, or the beneficial ownership thereof, to any person other than DNR, its partners and their respective affiliates, such shares will automatically convert to an equal number of shares of Series A Preferred Stock. In addition, at such time as the Minimum Ownership Condition is no longer met, all shares of Series B Preferred Stock then outstanding will automatically convert into an equal number of shares of Series A Preferred Stock.

         The Company has entered into a Registration Rights Agreement with DNR which gives DNR certain demand and "piggyback" registration rights.

CONFIDENTIAL VOTE

         The Company's Bylaws provide for an independent third party to collect and tabulate shareholders' proxies so as to keep the votes of shareholders confidential from the Company and other persons soliciting proxies, except to the extent otherwise required by law or to resolve any dispute with respect thereto.

SPECIAL MEETINGS

         Special meetings of the shareholders of the Company may be called by the chief executive officer, the Board of Directors or by shareholders holding not less than 20% of the outstanding voting stock of the Company. Except as otherwise provided in the resolutions of the Board of Directors establishing any class or series of preferred stock, shareholders may not act by written consent without a meeting.

VOTING

         Holders of Common Stock and Series B Preferred Stock are, and holders of Series A Preferred Stock will be, entitled to cast one vote per share on matters submitted to a vote of shareholders, other than election or removal of directors, which is subject to cumulative voting. In cumulative voting for directors, each shareholder is entitled to a number of votes equal to the number of shares held multiplied by the number of directors to be elected; the shareholder may cast all such votes for a single director or may cast them for any or all of the nominees in any manner the shareholder chooses. Each director will be elected annually. Any director may be removed, with or without cause, at any meeting of shareholders called expressly for that purpose, by a vote of the holders of a majority of the outstanding shares entitled to vote in the election of such director, except that, if less than the entire board is to be removed, no director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board.

         Subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock and any additional voting rights that may be granted to holders of future classes or series of stock and to the additional voting requirements described in the next paragraph, the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon to approve any amendment to the Articles of Incorporation, dissolution of the Company, sale of all or substantially all the assets of the Company, share exchange or merger for which a vote is required by the Texas Business Corporation Act.

         The Articles of Incorporation of the Company contain an "equal price" provision that applies to certain business combination transactions involving any person or group that beneficially owns 20% or more of the aggregate voting power of all of the outstanding stock of the Company (a "Related Person"). The provision requires the affirmative vote of holders of at least 80% of the voting stock of the Company to approve any merger, consolidation, sale or lease of all or substantially all of the assets of the Company, issuance or transfer of the Company's securities or certain other transactions involving the Related Person. This voting requirement is not applicable to certain transactions, including (i) any transaction in which the consideration to be received by the holders of each class of stock is the same in form and amount as that paid in a tender offer in which the Related Person acquired at least 50% of the outstanding shares of each such class and which was consummated not more than one year earlier, (ii) any other transaction that meets certain other specified pricing criteria or (iii) any other transaction approved by the Company's continuing directors (as defined in the Articles of Incorporation). This provision could have the effect of delaying or preventing a change of control of the Company in a transaction or series of transactions that did not satisfy the "equal price" criteria.

         Approval of any other matter not described above that is submitted to the shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote represented at the meeting. The holders of a majority of the shares entitled to vote shall constitute a quorum at meetings of shareholders.

         The Company's Bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance).

LIMITATION OF DIRECTOR LIABILITY

         The Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of directors to the Company, and its shareholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

                              PLAN OF DISTRIBUTION

         The Issuers may sell the Securities in and/or outside the United
States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters or agents, the purchase price of the Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased.

         If dealers are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Issuers will sell such Securities to dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         The Securities may be sold directly by the Issuers or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement arising thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         The Securities may be sold directly by the Issuers to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

         If so indicated in the Prospectus Supplement, the Issuers will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Securities from the Issuers at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

         Agents, dealers and underwriters may be entitled under agreements entered into with the Issuers to indemnification by the Issuers against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Issuers in the ordinary course of business.

         The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Securities offered hereby will be passed upon for the Issuers by Baker & Botts, L.L.P. Robert L. Stillwell, a partner of Baker & Botts, L.L.P., is a director of the Company.


                                    EXPERTS

         The consolidated financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered payable by the Company.


 Securities and Exchange Commission registration fee . . . . . . . . . . . . . .    $151,516
 Printing and engraving expenses . . . . . . . . . . . . . . . . . . . . . . . .         *
 Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . .         *
 Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .         *
 Listing fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         *
 Counsel fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         *
 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         *
                                                                                    ----------
                  Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         *
                                                                                    ==========

* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

         Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

         The Company's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company carries customary directors' and officers' liability insurance policies for its directors and officers. Furthermore, the Bylaws and agreements with directors and officers provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

         The above discussion of the Company's Bylaws and of Article 2.01-1 of the Texas Business Corporation Act is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

         MOC's Bylaws provide that MOC may indemnify each person who is involved in any litigation or other proceeding because such person is or was a director or officer of MOC or its subsidiaries or is or was serving as an officer or director of another entity at the request of MOC, against all expenses reasonably incurred in connection therewith. Such indemnification shall be made upon a determination by the Board of Directors, independent legal counsel or the stockholders of the corporation that such indemnification is proper in the circumstances because such person has met the applicable standard of conduct The Bylaws also provide that MOC shall indemnify a director or officer against such expenses to the extent that he has been successful on the merits or otherwise in defense of any such litigation or other proceeding. The Bylaws also provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon the delivery to MOC of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         MOC's Certificate of Incorporation provides that the personal liability of a director of the corporation shall be limited to the fullest extent permitted by the DGCL. Pursuant to Section 102(b) (7) of the DGCL, Article Sixth of MOC's Certificate of Incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) from any transaction from which the director derived an improper personal benefit.

         The above discussion of MOC's Bylaws and Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

         ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)       Exhibits

           *4.1   --   Form of Senior Indenture among Mesa Operating Co., MESA Inc. and Bankers Trust Company, as
                       trustee.

           *4.2   --   Form of Subordinated Indenture among Mesa Operating Co., MESA Inc. and Bankers Trust Company,
                       as trustee.

             *5   --   Opinion of Baker & Botts, L.L.P.

             12   --   Computation of Ratio of Earnings to Fixed Charges.

           23.1   --   Consent of Independent Public Accountants.

          *23.3   --   Consent of Baker & Botts, L.L.P. (included in Exhibit 5 to this Registration Statement).

             24   --   Powers of Attorney of directors and officers of MESA Inc. (included on signature pages to this
                       Registration Statement).

          *26.1   --   Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                       Bankers Trust Company relating to the Senior Indenture.

          *26.2   --   Form T- I Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                       Bankers Trust Company relating to the Subordinated Indenture.

         * To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305
(b) (2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 27th day of January, 1997.

                                  MESA Inc.


                                  By:      /s/ Stephen K. Gardner
                                     -------------------------------------------
                                           Stephen K. Gardner
                                           Senior Vice President and Chief
                                           Financial Officer

                                POWER OF ATTORNEY

         The undersigned directors and executive officers of MESA Inc. hereby constitute and appoint Stephen K. Gardner and M. Garrett Smith, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

Signature                        Title                                              Date
---------                        -----                                              ----
/s/ I. Jon Brumley               Chairman of the Board of Directors, Chief          January 27, 1997
--------------------------       Executive Officer and President
I. Jon Brumley

/s/ Stephen K. Gardner           Senior Vice President and Chief Financial Officer  January 27, 1997
--------------------------       (Principal Financial Officer)
Stephen K. Gardner

/s/ Wayne A. Stoerner            Controller (Principal Accounting Officer)          January 27, 1997
--------------------------
Wayne A. Stoerner

/s/ John S. Herrington           Director                                           January 27, 1997
--------------------------
John S. Herrington

/s/ Kenneth A. Hersh             Director                                           January 27, 1997
--------------------------
Kenneth A. Hersh

/s/ Boone Pickens                Director                                           January 27, 1997
--------------------------
Boone Pickens

/s/ Richard E. Rainwater         Director                                           January 27, 1997
--------------------------
Richard E. Rainwater

/s/ Philip B. Smith              Director                                           January 27, 1997
--------------------------
Philip B. Smith

/s/ Robert L. Stillwell          Director                                           January 27, 1997
--------------------------
Robert L. Stillwell


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 27th day of January, 1997.

                                  MESA OPERATING CO.



                                  By:        /s/ Stephen K. Gardner
                                     -----------------------------------------
                                           Stephen K. Gardner
                                           Senior Vice President and Chief
                                           Financial Officer



                               POWER OF ATTORNEY

         The undersigned directors and executive officers of Mesa Operating Co. hereby constitute and appoint Stephen K. Gardner and M. Garrett Smith. and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including posteffective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                   TITLE                              DATE
---------                   -----                              ----
/s/ I. Jon Brumley          Chairman of the Board of           January 27, 1997
--------------------------  Directors, Chief Executive Officer
I. Jon Brumley              and President


/s/ Dennis E. Fagerstone    Director, Senior Vice President    January 27, 1997
--------------------------  and Chief Operating Officer
Dennis E. Fagerstone

/s/ Stephen K. Gardner      Director, Senior Vice President    January 27, 1997
--------------------------  and Chief Financial Officer
Stephen K. Gardner          (Principal Financial Officer)


/s/ Wayne A. Stoerner       Controller (Principal Accounting   January 27, 1997
--------------------------  Officer)
Wayne A. Stoerner


                                EXHIBIT INDEX


         EXHIBIT
         NUMBER                   DESCRIPTION
         ------                   -----------
           *4.1   --      Form of Senior Indenture among Mesa Operating Co., MESA Inc. and Bankers Trust Company, as
                          trustee.

           *4.2   --      Form of Subordinated Indenture among Mesa Operating Co., MESA Inc. and Bankers Trust Company,
                          as trustee.

             *5   --      Opinion of Baker & Botts, L.L.P.

             12   --      Computation of Ratio of Earnings to Fixed Charges.

           23.1   --      Consent of Independent Public Accountants.

          *23.3   --      Consent of Baker & Botts, L.L.P. (included in Exhibit 5 to this Registration Statement).

             24   --      Powers of Attorney of directors and officers of MESA Inc. (included on signature pages to this
                          Registration Statement).

          *26.1   --      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                          Bankers Trust Company relating to the Senior Indenture.

          *26.2   --      Form T- I Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                          Bankers Trust Company relating to the Subordinated Indenture.